UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2011
Date of Report (Date of earliest event reported):

NEW FRONTIER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-50472	84-1530098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Broadway, Suite 920 Denver, CO 80202
(Address of principal executive offices)

(303) 730-9994
Registrant's telephone number, including area code

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Dinkar Rai was appointed to the Board of Directors of New Frontier Energy, Inc. (the "Company") on June 20, 2011. There is no arrangement or understanding between Mr. Rai and any other person pursuant to which he was appointed as a director of the Company.

Mr. Rai, age 46, is the Managing Director of Global Trustcapital Finance Pvt. Ltd. ("Trustcap"), a highly regarded Mumbai based boutique investment bank that has, under Mr. Rai's tenure, advised on over USD 1Billion of debt and equity placements in sectors as diverse as steel, textiles, real estate, hospitality, telecommunications, and infrastructure. Trustcap's clients include blue chip companies such as the Lodha Group (India's largest private real estate company) and the Tata Group (India's largest conglomerate), among others. Notable transactions include acting as the sole advisor on India's largest foreign direct investment in the real estate sector and acting as advisor for International Sea Port Ltd. a joint venture between Larsen &Toubro (India's premiere infrastructure and engineering conglomerate) and Hughes Telecom Ltd. (part of US based Hughes Group).

Mr. Rai is a Chartered Accountant and has previously worked at Price Waterhouse and ANZ Grindlays Bank.

Mr. Rai brings to the Company extensive experience in all aspects of investment banking and finance. Mr. Rai's insight will be of particular importance and significance as the Company continues to review its strategic alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER ENERGY, INC.

Date: July 5, 2011	By:	/s/ Tristan R. Farel
Tristan R. Farel, Chief Financial Officer